Exhibit 99.1

Concho Resources Inc. Reports Fourth Quarter and Full Year 2009 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--February 24, 2010--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months and year ended December 31, 2009. Highlights for the year ended December 31, 2009 include:

  Production of 10.9 million barrels of oil equivalents (“MMBoe”), a 54% increase over 2008
  Net loss of $9.8 million, or $0.12 per diluted share; after adjusting for certain non-cash items, adjusted net income (non-GAAP) would have been $143.5 million, or $1.67 per diluted share, for 20091
  EBITDAX of $475.1 million, up 18% from 20082

1 The Company believes that this information may be useful to investors who follow the practice of some industry analysts who make adjustments to exclude certain non-cash items when calculating earnings per share and cash flow from operating activities. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP) and a reconciliation of (i) net income (loss) (GAAP) to adjusted net income (non-GAAP) and (ii) cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how the Company calculates and uses EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental Non-GAAP Financial Measures" below.

Year End 2009 Financial Results

Production for 2009 totaled 10.9 MMBoe (7.3 million barrels of oil (“MMBbls”) and 21.6 billion cubic feet of natural gas (“Bcf”)), an increase of 54% as compared to 7.1 MMBoe (4.6 MMBbls of oil and 15.0 Bcf of natural gas) produced in 2008. Production in 2009 increased 34% over 2008 production including the pro forma effect of the properties acquired from Henry Petroleum LP and certain of its affiliated entities in 2008.

Timothy A. Leach, Concho's Chairman, CEO and President, commented, “Our 2009 results are a testament to the quality of our assets and to the Company’s ability to remain flexible in the most challenging of environments. While the year began with the Company reducing rig count to stay within cash flow, we ended the year increasing rig count and adding to our inventory by closing two acquisitions in the Texas Permian. The Company is extremely well positioned to continue to execute in 2010 and beyond. Today, we are at an all time high rig count of twenty operated rigs and we plan to invest over $600 million in 2010, primarily in high rate of return drilling projects in our two core areas.”

For 2009, the Company reported a net loss of $9.8 million, or $0.12 per diluted share, as compared to net income of $278.7 million, or $3.46 per diluted share, for 2008. The Company’s 2009 results were impacted by several non-cash items. These non-cash items recorded in 2009, included a $239.3 million non-cash mark-to-market unrealized loss on commodity and interest rate derivatives, a $12.2 million impairment of long-lived assets, $6.6 million benefit due to a change in the statutory effective tax rate, and $5.1 million of leasehold abandonments. Excluding these items and assuming a normalized tax rate of 38%, 2009 adjusted net income would have been $143.5 million, or $1.67 per diluted share. Excluding similar non-cash items and their tax impact for 2008, adjusted net income would have been $145.4 million, or $1.80 per diluted share. For a description of the use of adjusted net income (non-GAAP), see footnote 1 above. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP) for the twelve month periods ended December 31, 2009 and 2008, please refer to the attached tables.

EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) federal and state income taxes) increased to $475.1 million in 2009, as compared to $402.1 million in 2008.

Oil and gas production expense for 2009, including taxes, totaled $108.1 million, or $9.89 per barrel of oil equivalent (“Boe”), a 23% decrease per Boe from 2008. This decrease was due primarily to lower commodity prices, resulting in lower production taxes, (which averaged $3.57 per Boe in 2009 as compared to $6.18 per Boe in 2008).

Depletion, depreciation and amortization expense (“DD&A”) for 2009 totaled $206.1 million, or $18.86 per Boe, compared to $123.9 million, or $17.50 per Boe, in 2008. The increase in depletion expense was primarily due to the Henry acquisition for which the depletion rate was higher than the Company’s legacy assets and the capitalized costs associated with new wells that were successfully drilled and completed.

General and administrative expense (“G&A”) for 2009 totaled $52.3 million, or $4.78 per Boe, as compared to $40.8 million, or $5.76 per Boe for 2008. Recurring cash G&A for 2009 totaled $33.1 million, stock-based compensation (non-cash) totaled $9.0 million, and $10.2 million was attributable to certain employee bonuses to be paid over a two year period commencing July 31, 2008 under the terms of the Henry purchase agreement.

The Company’s 2009 cash flow from operating activities (GAAP) was $359.5 million, as compared to $391.4 million in 2008. Cash flow from operating activities for the twelve months ended December 31, 2009, adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP) was $442.0 million, which is a 15% increase over 2008, which totaled $385.0 million. For a description of the use of cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP), please see footnote 1 above. For a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP) for the twelve month periods ended December 31, 2009 and 2008, please refer to the attached tables.

In 2009, the Company received cash receipts for settlements on derivatives contracts not designated as hedges of $82.4 million and the non-cash mark-to-market unrealized loss for the derivatives contracts not designated as hedges was $239.3 million. This is compared to cash payments of $6.4 million on derivatives contracts not designated as hedges and a $256.2 million non-cash mark-to-market unrealized gain on contracts not designated as hedges in 2008. To better understand the Company’s derivatives positions and their impact on the Company’s statement of operations, please see the “summary production and price data” table at the end of this press release.

Total costs incurred for oil and natural gas properties was $680.3 million for the year ended December 31, 2009, including $399.8 million for exploration and development drilling activities and $280.5 million for property acquisitions.

Fourth Quarter 2009 Financial Results

Production for the fourth quarter of 2009 totaled 2.8 MMBoe (1.9 MMBbls of oil and 5.4 Bcf of natural gas), an increase of 22% as compared to 2.3 MMBoe (1.6 MMBbls of oil and 4.6 Bcf of natural gas) produced in the fourth quarter of 2008.

For the fourth quarter of 2009, the Company reported net income of $16.9 million, or $0.20 per diluted share, as compared to net income of $128.8 million, or $1.51 per diluted share, for the fourth quarter of 2008. The Company’s fourth quarter 2009 results were impacted by several non-cash items. These non-cash items, recorded in the fourth quarter of 2009, included a $67.2 million non-cash mark-to-market unrealized loss on commodity and interest rate derivatives, a $2.5 million impairment of long-lived assets, $6.6 million benefit related to a change in the state statutory effective tax rate, and $0.4 million of leasehold abandonments. Excluding these items and assuming a normalized tax rate of 38%, fourth quarter of 2009 adjusted net income would have been $53.6 million, or $0.62 per diluted share. Excluding similar non-cash items and their tax impact from the fourth quarter of 2008, adjusted net income would have been $27.6 million, or $0.32 per diluted share. For a description of the use of adjusted net income (non-GAAP), see footnote 1 above. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP) for the three month periods ended December 31, 2009 and 2008, please refer to the attached tables.

EBITDAX increased to $139.0 million in the fourth quarter of 2009, as compared to $103.0 million in the fourth quarter of 2008.

Oil and gas production expense for the fourth quarter of 2009, including taxes, totaled $32.1 million, or $11.41 per Boe, a 4% increase per Boe over the fourth quarter of 2008. This increase was due primarily to higher commodity prices, resulting in more production taxes, (which averaged $4.61 per Boe in the fourth quarter 2009 as compared to $3.86 per Boe in the fourth quarter 2008).

DD&A for the fourth quarter of 2009 totaled $48.2 million, or $17.11 per Boe, compared to $48.1 million, or $20.77 per Boe, in the fourth quarter of 2008. The decrease in depletion expense in the fourth quarter of 2009 was due to additional proved reserves at year-end 2009 as compared to year-end 2008.

G&A for the fourth quarter of 2009 totaled $13.6 million. Recurring cash G&A for the quarter totaled $8.8 million, stock-based compensation (non-cash) totaled $2.4 million, and $2.4 million was attributable to amounts owed to certain employees which are to be paid over a two year period that commenced on July 31, 2008 under the terms of the Henry Petroleum purchase agreement.

For the three months ended December 31, 2009, net income included the effect of non-cash mark-to-market unrealized loss for the derivatives contracts not designated as hedges of $67.2 million and $4.8 million in cash receipts for settlements on derivatives contracts not designated as hedges, as compared to a non-cash mark-to-market gain on derivatives contracts not designated as hedges of $183.4 million and $22.8 million in cash receipts for settlements on derivatives contracts not designated as hedges for the same period in 2008. To better understand the Company’s derivatives positions and their impact on the fourth quarter statement of operations, please see the “Summary Production and Price Data” table at the end of this press release.

At December 31, 2009, the Company had $550.0 million outstanding under its credit facility in addition to $295.8 million of net senior unsecured notes due 2017. The borrowing base under the Company’s credit facility is $955.9 million, providing $405.9 million of available borrowing capacity at year end 2009. Assuming the proceeds of $219.2 million from the Company’s February 2010 equity offering had been received on December 31, 2009 and were applied to reduce borrowings under the Company’s credit facility, availability under the credit facility would have been $625 million.

Operations

During 2009, the Company commenced the drilling of or participated in a total of 361 gross wells (314 operated), of which 295 had been completed as producers, 64 of which were in progress and two of which were unsuccessful at December 31, 2009. Currently, the Company is operating twenty drilling rigs, all in the Permian Basin; seven of these rigs are drilling Yeso wells in the New Mexico Permian, eleven of these rigs are drilling Wolfberry wells in the Texas Permian, and two rigs are drilling Lower Abo wells in New Mexico.

New Mexico Permian

During the fourth quarter of 2009, the Company commenced the drilling of 60 gross wells (54 operated), with a 100% success rate on the 35 wells that had been completed by December 31, 2009.

Texas Permian

During the fourth quarter of 2009, the Company commenced the drilling of 46 gross wells (all operated), with a 100% success rate on the 15 wells that had been completed by December 31, 2009.

Conference Call Information

The Company will host a conference call on Thursday, February 25, 2010, at 9:00 a.m. CST (10:00 a.m. EST) to discuss its fourth quarter and full year 2009 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 800-299-9630 (passcode: 15400846). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 85822213).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, its ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.

Consolidated Balance Sheets

Unaudited

	December 31,
(in thousands, except share and per share data)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$3,234	$17,752
Accounts receivable, net of allowance for doubtful accounts:
Oil and gas	69,199	48,793
Joint operations and other	100,120	92,833
Related parties	216	314
Derivative instruments	1,309	113,149
Deferred income taxes	29,284	-
Prepaid costs and other	13,896	5,942
Total current assets	217,258	278,783
Property and equipment, at cost:
Oil and gas properties, successful efforts method	3,358,004	2,693,574
Accumulated depletion and depreciation	(517,421)	(306,990)
Total oil and gas properties, net	2,840,583	2,386,584
Other property and equipment, net	15,706	14,820
Total property and equipment, net	2,856,289	2,401,404
Deferred loan costs, net	20,676	15,701
Inventory	16,255	19,956
Intangible asset, net - operating rights	36,522	37,768
Noncurrent derivative instruments	23,614	61,157
Other assets	471	434
Total assets	$3,171,085	$2,815,203
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$15,443	$7,462
Related parties	291	312
Other current liabilities:
Bank overdrafts	3,415	9,434
Revenue payable	31,069	22,286
Accrued and prepaid drilling costs	164,282	154,196
Derivative instruments	62,419	1,866
Deferred income taxes	-	37,205
Other current liabilities	60,095	38,057
Total current liabilities	337,014	270,818
Long-term debt	845,836	630,000
Noncurrent derivative instruments	29,337	-
Deferred income taxes	603,286	573,763
Asset retirement obligations and other long-term liabilities	20,184	15,468
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 85,815,926 and 84,828,824 shares issued at December 31, 2009 and 2008, respectively	86	85
Additional paid-in capital	1,029,392	1,009,025
Retained earnings	306,367	316,169
Treasury stock, at cost; 12,380 and 3,142 shares at December 31, 2009 and 2008, respectively	(417)	(125)
Total stockholders’ equity	1,335,428	1,325,154
Total liabilities and stockholders’ equity	$3,171,085	$2,815,203

Concho Resources Inc.

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
Operating revenues:
Oil sales	$137,575	$89,119	$425,361	$390,945
Natural gas sales	40,044	30,119	119,086	142,844
Total operating revenues	177,619	119,238	544,447	533,789
Operating costs and expenses:
Oil and gas production	32,096	25,319	108,118	91,234
Exploration and abandonments	465	18,180	10,660	38,468
Depreciation, depletion and amortization	48,158	48,090	206,143	123,912
Accretion of discount on asset retirement obligations	259	318	1,058	889
Impairments of long-lived assets	2,511	15,590	12,197	18,417
General and administrative (including non-cash stock-based compensation of $2,379 and $269 for the three months ended and $9,040 and $5,223 for the years ended December 31, 2009 and 2008, respectively)	13,644	13,732	52,277	40,776
Bad debt expense	(1,035)	-	(1,035)	2,905
Ineffective portion of cash flow hedges	-	-	-	(1,336)
(Gain) loss on derivatives not designated as hedges	62,422	(206,192)	156,857	(249,870)
Total operating costs and expenses	158,520	(84,963)	546,275	65,395
Income (loss) from operations	19,099	204,201	(1,828)	468,394
Other income (expense):
Interest expense	(10,913)	(9,284)	(28,292)	(29,039)
Other, net	(66)	(233)	(414)	1,432
Total other expense	(10,979)	(9,517)	(28,706)	(27,607)
Income (loss) before income taxes	8,120	194,684	(30,534)	440,787
Income tax benefit (expense)	8,759	(65,855)	20,732	(162,085)
Net income (loss) applicable to common shareholders	$16,879	$128,829	$(9,802)	$278,702
Basic earnings per share:
Net income (loss) per share	$0.20	$1.53	$(0.12)	$3.52
Weighted average shares used in basic earnings per share	85,247	84,318	84,912	79,206
Diluted earnings per share:
Net income (loss) per share	$0.20	$1.51	$(0.12)	$3.46
Weighted average shares used in diluted earnings per share	86,521	85,478	84,912	80,587

Concho Resources Inc.

Consolidated Statements of Cash Flows

Unaudited

	Years Ended December 31,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,802)	$278,702
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	206,143	123,912
Impairments of long-lived assets	12,197	18,417
Accretion of discount on asset retirement obligations	1,058	889
Exploration and abandonments, including dry holes	6,997	35,328
Non-cash compensation expense	9,040	5,223
Bad debt expense	(1,035)	2,905
Deferred income taxes	(30,919)	153,484
(Gain) loss on sale of assets	114	(777)
Ineffective portion of cash flow hedges	-	(1,336)
(Gain) loss on derivatives not designated as hedges	156,857	(249,870)
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	-	696
Other non-cash items	3,870	6,517
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(26,217)	39,609
Prepaid costs and other	(7,952)	(5,542)
Inventory	4,117	(16,819)
Accounts payable	7,960	(25,234)
Revenue payable	8,118	7,074
Other current liabilities	19,000	18,219
Net cash provided by operating activities	359,546	391,397
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(403,798)	(347,702)
Acquisition of oil and natural gas properties, businesses and other assets	(265,469)	(584,220)
Additions to other property and equipment	(4,396)	(8,808)
Proceeds from the sale of oil and natural gas properties and other assets	5,099	1,034
Settlements received from (paid on) derivatives not designated as hedges	82,416	(6,354)
Net cash used in investing activities	(586,148)	(946,050)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of discount	1,158,650	767,800
Payments of long-term debt	(942,916)	(465,700)
Exercise of stock options	6,116	5,391
Excess tax benefit from stock-based compensation	5,212	3,614
Net proceeds from issuance of common stock	-	242,426
Proceeds from repayment of officer and employee notes	-	333
Payments for loan origination costs	(8,667)	(15,541)
Purchase of treasury stock	(292)	(125)
Bank overdrafts	(6,019)	3,783
Net cash provided by financing activities	212,084	541,981
Net increase (decrease) in cash and cash equivalents	(14,518)	(12,672)
Cash and cash equivalents at beginning of period	17,752	30,424
Cash and cash equivalents at end of period	$3,234	$17,752
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $66 and $1,233 capitalized interest	$14,862	$27,747
Cash paid for income taxes	$7,299	$11,304
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deferred tax effect of acquired oil and gas properties	$(835)	$206,497

Concho Resources Inc.

Summary Production and Price Data

Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Production and operating data:
Net production volumes:
Oil (MBbl)	1,906	1,553	7,336	4,586
Natural gas (MMcf)	5,446	4,573	21,568	14,968
Total (MBoe)	2,814	2,315	10,931	7,081

Average daily production volumes:
Oil (Bbl)	20,717	16,880	20,099	12,530
Natural gas (Mcf)	59,196	49,707	59,090	40,896
Total (Boe)	30,583	25,165	29,947	19,346

Average prices:
Oil, without derivatives (Bbl)	$72.18	$56.04	$57.98	$91.92
Oil, with derivatives (Bbl) (a)	$74.50	$70.28	$68.18	$83.55
Natural gas, without derivatives (Mcf)	$7.35	$6.68	$5.52	$9.59
Natural gas, with derivatives (Mcf) (a)	$7.67	$7.20	$6.03	$9.64
Total, without derivatives (Boe)	$63.12	$50.79	$49.81	$79.80
Total, with derivatives (Boe) (a)	$65.30	$61.36	$57.65	$74.49

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$6.07	$6.67	$5.82	$6.31
Oil and natural gas taxes	$5.34	$4.27	$4.07	$6.57
General and administrative	$4.85	$5.93	$4.78	$5.76
Depreciation, depletion and amortization	$17.11	$20.77	$18.86	$17.50

(a) Includes the effect of (i) commodity derivatives designated as hedges and reported in oil and natural gas sales and (ii) includes the cash payments on/receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments on/receipts from commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the statement of operations:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008

Oil and natural gas sales:
Cash (payments on) receipts from oil derivatives	$-	$2,093	$-	$(30,591)
Designated natural gas cash flow hedges reclassified from accumulated other comprehensive income	-	(436)	-	(696)
Total effect on oil and natural gas sales	$-	$1,657	$-	$(31,287)

Gain (loss) on derivatives not designated as hedges:
Cash (payments on) receipts from oil derivatives	$4,413	$20,022	$74,796	$(7,780)
Cash receipts from natural gas derivatives	1,728	2,794	10,955	1,426
Cash payments on interest rate derivatives	(1,315)	-	(3,335)	-
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(67,248)	183,376	(239,273)	256,224
Gain (loss) on derivatives not designated as hedges	$(62,422)	$206,192	$(156,857)	$249,870

Concho Resources Inc.

Supplemental Non-GAAP Financial Measures

Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) federal and state income taxes. EBITDAX is not a measure of net income (loss) or cash flow as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand its operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of its operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by its management team and by other users of its consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of its assets and the company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008

Net income (loss)	$16,879	$128,829	$(9,802)	$278,702
Exploration and abandonments	465	18,180	10,660	38,468
Depreciation, depletion and amortization	48,158	48,090	206,143	123,912
Accretion of discount on asset retirement obligations	259	318	1,058	889
Impairments of long-lived assets	2,511	15,590	12,197	18,417
Non-cash stock-based compensation	2,379	269	9,040	5,223
Bad debt expense	(1,035)	-	(1,035)	2,905
Ineffective portion of cash flow hedges	-	-	-	(1,336)
Unrealized (gain) loss on derivatives not designated as hedges	67,248	(183,376)	239,273	(256,224)
Interest expense	10,913	9,284	28,292	29,039
Income tax expense (benefit)	(8,759)	65,855	(20,732)	162,085
EBITDAX	$139,018	$103,039	$475,094	$402,080

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net income (loss) - as reported	$16,879	$128,829	$(9,802)	$278,702

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	67,248	(183,376)	239,273	(256,224)
Impairments of long-lived assets	2,511	15,590	12,197	18,417
Leasehold abandonments	446	16,524	5,056	31,606
Change in state statutory effective income tax rate	(6,556)	(5,671)	(6,556)	(5,671)
Tax impact (a)	(26,898)	55,732	(96,659)	78,550
Adjusted net income	$53,630	$27,628	$143,509	$145,380

Adjusted basic earnings per share:
Adjusted net income per share	$0.63	$0.33	$1.69	$1.84
Weighted average shares used in adjusted basic earnings per share	85,247	84,318	84,912	79,206

Adjusted diluted earnings per share:
Adjusted net income per share	$0.62	$0.32	$1.67	$1.80
Weighted average shares used in adjusted diluted earnings per share	86,521	85,478	86,060	80,587

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for (i) the three months ended December 31, 2009 and 2008 was 38.3% and 36.9%, respectively and (ii) for the year ended December 31, 2009 and 2008 was 37.7% and 38.1%, respectively.

The following table provides a reconciliation of cash flow from operating activities (GAAP) to cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP).

	Years Ended December 31,
(in thousands)	2009	2008

Cash flows from operating activities	$359,546	$391,397
Settlements received from (paid on) derivatives not designated as hedges (a)	82,416	(6,354)
Cash flows from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges	$441,962	$385,043

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc.

Derivatives Information at February 24, 2010

Unaudited

The table below provides data associated with the Company’s oil, natural gas and interest rate derivatives at February 24, 2010. The counterparties in its derivative instruments are Bank of America, N.A., Bank of Nova Scotia, BNP Paribas, Calyon, Citibank, N.A., Compass Bank, JPMorgan Chase Bank, N.A, KeyBank, and Wells Fargo Bank, N.A.

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	2011	2012

Oil Swaps
Volume (Bbl)	1,528,936	1,387,936	1,263,936	1,172,936	5,353,744	3,950,746	672,000
NYMEX price (Bbl) (a)	$72.08	$71.81	$71.59	$71.42	$71.75	$78.38	$118.10

Natural Gas Swaps
Volume (MMBtu)	2,650,000	2,647,000	2,427,000	2,258,000	9,982,000	10,776,000	300,000
NYMEX price (MMBtu) (b)	$6.08	$6.03	$6.03	$6.03	$6.05	$6.58	$6.54

Natural Gas Collars
Volume (MMBtu)	1,500,000	1,500,000	1,500,000	1,500,000	6,000,000	1,500,000	-
NYMEX price (MMBtu) (b)
Ceiling	$5.81	$5.75	$5.75	$6.80	$6.03	$6.80	-
Floor	$5.00	$5.25	$5.25	$6.00	$5.38	$6.00	-

Natural Gas Basis Swaps
Volume (MMBtu)	2,100,000	2,100,000	2,100,000	2,100,000	8,400,000	7,200,000	-
Price differential ($/MMBtu) (c)	$0.85	$0.85	$0.85	$0.85	$0.85	$0.79	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000
Annual Rate (d)	1.90%	1.90%	1.90%	1.90%	1.90%	1.90%	1.90%

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(d)	The index rate is based on the one-month LIBOR.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development